CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement of Pacific Fuel Cell Corp. on Form S-8, our audit report dated March 27, 2002, on the financial statements of Pacific Fuel Cell Corp. as of December 31, 2001 and for the two years then ended, which report is included in the Company's Annual Report on Form 10-KSB.



/s/ Stark Winter Schenkein & Co., LLP


Stark Winter Schenkein & Co., LLP
August 9, 2002
Denver, Colorado